AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AND CONSENT

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION AND CONSENT (this “Amendment”) is entered into as of November 27, 2007, by and among Movie Star, Inc., a New York corporation (“Parent”), Fred Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and FOH Holdings, Inc., a Delaware corporation (the “Company,” and together with Parent and Merger Sub, the “Parties,” and each individually, a “Party”).  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Merger Agreement dated as of December 18, 2006 (as amended, the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and in the case of Parent, the Parent Special Committee, have authorized this Amendment; and

WHEREAS, in accordance with Section 11.1 of the Merger Agreement the Parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Representations and Warranties of the Parties.  Each Party represents and warrants to the other Parties as follows:

This Amendment has been duly and validly authorized, executed and delivered by such Party and, subject, in the case of the Company, to the approval by the Company’s stockholders, which approval shall be delivered immediately following the execution of this Amendment, the performance by such Party of this Amendment has been duly authorized by all requisite corporate action by such Party, and when executed and delivered by the other Parties hereto, will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable laws regarding insolvency and to principles of equity.

2.

Amendment to Clause (d) of Section 8.1.  Clause (d) of Section 8.1 of the Merger Agreement is hereby amended in its entirety to read as follows:

“The Registration Statement shall have been filed with the SEC and declared effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and any request of the SEC for inclusion of additional information in the Registration Statement or otherwise shall have been complied with.”

3.

Amendment to Clause (a) of Section 9.2.  Clause (a) of Section 9.2 of the Merger Agreement is hereby amended in its entirety to read as follows:

“(a) the Merger shall not have been consummated by February 15, 2008 (the “Termination Date”),”.

4.

Consent under Section 7.2 of the Merger Agreement.  In accordance with the requirements of Section 7.2 of the Merger Agreement, the Company hereby consents to the proposed amendments to Parent’s bylaws substantially on the terms previously submitted to the Company.

5.

Consent under Standby Purchase Agreement.  Each Party acknowledges that it is in their best interests to amend the provisions of the Term Sheet attached to the Standby Purchase Agreement as Exhibit A (the “Term Sheet”) to provide that the Rights Offering subscription period shall commence on December 3, 2007 and remain open through 5:00 pm (New York City time) on January 16, 2008 (or as otherwise agreed by Parent and the Company without any further consent required by the Standby Purchasers) and that the closing of the rights offering will occur at (i) such time as the conditions to the filing of the Certificate of Merger, other than the actual delivery of the various closing documents, have been satisfied or waived and (ii) following our acceptance of subscriptions, which would occur immediately prior to the merger (and prior to any reverse stock split effected in connection with the merger).

6.

No Further Amendment.  Except as specifically provided in this Amendment, no provision of the Merger Agreement, the Standby Purchase Agreement or the Term Sheet is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement, the Standby Purchase Agreement and the Term Sheet shall continue to be in full force and effect.  This Amendment constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

7.

  Incorporation by Reference.  The Parties hereby incorporate by reference Sections 11.1, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10 and 11.11 of the Merger Agreement as if they were included in this Amendment with the references to Agreement therein being replaced with references to this Amendment.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

MOVIE STAR, INC.

By: /s/ Thomas Rende

Name: Thomas Rende

Title: Chief Financial Officer

FOH HOLDINGS, INC.

By: /s/ Linda LoRe

Name: Linda LoRe

Title: Chief Executive Officer

FRED MERGER CORP.

By: /s/ Thomas Rende

Name: Thomas Rende

Title: Authorized Officer

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